Exhibit 99.1
VERMILLION ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS AND BUSINESS PROGRESS
FREMONT, Calif., August 14 — Vermillion, Inc. (Nasdaq: VRML), a molecular diagnostics company, today announced financial results for the second quarter ended June 30, 2008, and provided an update on recent corporate and clinical developments.
Vermillion continues to demonstrate significant clinical and commercialization progress in each of its diagnostic programs and, with the recent retention of ThinkPanmure, an Investment Bank, the Company is working to maximize its strategic options to bring its proteomic tests to the market.
In June 2008, the Company filed a 510(K) Application for the OVA1™ Test for ovarian tumor triage with the U.S. Food and Drug Administration (FDA). Additionally, Vermillion is working on clinical studies and building market awareness of its PAD risk assessment blood test, now named VASCLIR™ the PAD test. Throughout the remainder of 2008, the Company will focus on commercializing these tests.
Second Quarter 2008 Financial Results
Total operating expenses decreased in the second quarter of 2008 to $3.4 million, from $5.9 million in the same period last year. The decrease was due primarily to restructuring of the Company and reduced general and administrative expenses.
The Company’s net loss for the second quarter of 2008 was $4.5 million, compared to $6.8 million for the same period in 2007. Basic and diluted net loss for the second quarter of 2008 was $0.70 per share based on 6.38 million total shares outstanding, compared to a basic and diluted net loss of $1.74 per share based on 3.93 million total shares outstanding for the same period in 2007. Earnings per share calculations are on a post reverse stock split basis.
At June 30, 2008, the Company’s cash, short- and long-term investments totaled $9.9 million, compared to $20.4 million at December 31, 2007. Net cash used in operating activities in the second quarter of 2008 was $4.2 million. Vermillion continues to conscientiously manage expenses and cash utilization.
Recent Highlights and Accomplishments
During the first half of 2008, Vermillion achieved the following milestones in its diagnostic programs and continued to progress in its corporate development efforts.
•	Ovarian Cancer Diagnostic Program
•	Submitted data to the FDA from its OVA1 prospective clinical trial. The trial met its primary endpoint of improved sensitivity for malignant ovarian tumors.
•	Hosted a roundtable teleconference focusing on Vermillion’s ovarian cancer diagnostic program and the need for tools that can better triage women with ovarian tumors. The teleconference featured keynote speaker Fred Ueland, M.D., Associate Professor of Gynecologic Oncology at the University of Kentucky, who is the Principal Investigator in Vermillion’s OVA1 clinical trial.

•	Presented data at the annual meeting of the American Society of Clinical Oncology (ASCO) demonstrating that Vermillion’s markers, in conjunction with CA125, improved detection of early stage ovarian cancer.
•	PAD Diagnostic Program
•	Established a clinical steering committee to provide advice on studies to support registration of VASCLIR with the FDA and to further potential market adoption.
•	Engaged the Colorado Prevention Center as its academic research organization for assistance in designing its prospective clinical trial to support clearance of its VASCLIR test.
•	Presented data from a study providing further confirmation that the Company’s test may aid in the diagnosis of PAD. The research, which was presented at the annual meeting of the Society of Vascular Medicine and Biology (SVMB), suggests that such a test may be useful in helping determine a patient’s risk for developing PAD.
•	Hosted a roundtable teleconference focusing on Vermillion’s PAD diagnostic program and the need for improved detection of this life- and limb-threatening condition. The teleconference featured keynote speaker John Cooke, M.D., Ph.D., Professor of Medicine at Stanford University, whose research forms the basis of Vermillion’s VASCLIR test.
•	Conducted market-development activities, including working with the PAD Coalition and implementing an online physician survey to gather market-based information, helping to define the Company’s commercialization strategy and broaden future clinical use of VASCLIR.
•	Corporate Developments
•	Retained ThinkPanmure LLC., a global growth-company investment bank, to assist the Company in identifying and evaluating strategic alternatives to advance our commercialization strategies.
•	Appointed John F. Hamilton, former Vice President and Chief Financial Officer of Depomed, Inc., to the Vermillion Board of Directors.
About Vermillion
 Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
 This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize PAD, ovarian cancer or hematology diagnostics products in 2008 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to discover, develop, and commercialize PAD, ovarian cancer or hematology diagnostic products based on findings from its disease association studies; (3) unproven ability of Vermillion to discover or identify new protein biomarkers and use such information to develop PAD, ovarian cancer or hematology diagnostic products; (4) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its PAD, ovarian cancer or hematology diagnostic products; (5) uncertainty of market acceptance of its PAD, ovarian cancer or hematology diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; and (6) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.
Investors:
Sue Carruthers
Vermillion, Inc.
510 226 2811
- Financial statements follow -

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007 (1)
Assets
Current assets:
Cash and cash equivalents	$5,307	$7,617
Short-term investments, at fair value	—	8,875
Accounts receivable	51	19
Prepaid expenses and other current assets	1,245	1,064

Total current assets	6,603	17,575

Property, plant and equipment, net	1,305	1,938
Long-term investments, at fair value	4,626	3,902
Other assets	149	638

Total assets	$12,683	$24,053

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,690	$2,975
Accrued liabilities	2,542	3,595
Current portion of convertible senior notes, net of discount	2,494	2,471

Total current liabilities	6,726	9,041

Long-term debt owed to related party	10,000	10,000
Convertible senior notes, net of discount	16,287	16,196
Other liabilities	150	278

Total liabilities	33,163	35,515

Stockholders’ deficit:
Common stock	6	6
Additional paid-in capital	228,240	227,895
Accumulated deficit	(248,449)	(239,142)
Accumulated other comprehensive loss	(277)	(221)

Total stockholders’ deficit	(20,480)	(11,462)

Total liabilities and stockholders’ deficit	$12,683	$24,053

(1)	The condensed consolidated balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Products	$—	$—	$5	$—
Services	—	—	48	21

Total revenue	—	—	53	21

Cost of revenue:
Products	—	—	2	—
Services	—	—	20	15

Total cost of revenue	—	—	22	15

Gross profit	—	—	31	6

Operating expenses:
Research and development	1,252	2,219	3,127	4,209
Sales and marketing	503	353	1,396	830
General and administrative	1,654	3,339	3,481	6,536

Total operating expenses	3,409	5,911	8,004	11,575

Loss on sale of instrument business	—	(382)	—	(382)

Loss from operations	(3,409)	(6,293)	(7,973)	(11,951)

Interest and other expense, net	(1,050)	(537)	(1,382)	(920)

Loss before income taxes	(4,459)	(6,830)	(9,355)	(12,871)
Income tax benefit (expense)	(2)	4	48	(2)

Net loss	$(4,461)	$(6,826)	$(9,307)	$(12,873)

Loss per share — basic and diluted (1)	$(0.70)	$(1.74)	$(1.46)	$(3.28)

Shares used to compute basic and diluted loss per common share (1)	6,381,507	3,925,623	6,380,847	3,924,466

(1)	Adjusted for March 3, 2008, 1 for 10 reverse stock split.